To:	Scott Catlett
From:	Erika Burkhardt
Date:	June 23, 2025
Re:	Amendment to Separation Agreement; General Release and Covenant Not to Sue

1.Parties. Scott Catlett (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and Yum Restaurant Services Group, LLC (“Yum”) and its parent and affiliates (collectively, the “Company”).
2.Amendment of Prior Agreement. As of August 13, 2024 and revised as of August 16, 2024, you, Yum and the Company entered into a Separation Agreement, General Release and Covenant Not to Sue (the “Separation Agreement”). It is now desirable to amend the Separation Agreement as set forth herein (the “Amendment”) to reflect further agreements of the Parties. It is the intent of the parties that no further amendments will be made.
3.Terms of Amendment. The Separation Agreement is hereby amended as follows, all effective as of June 21, 2025:
•Section 2 of the Separation Agreement is hereby amended to provide that your “Termination Date” shall be June 21, 2025.
•Section 3 of the Separation Agreement is hereby amended as follows:
Separation Pay: Your “Paid Leave of Absence Period” will end on June 21, 2025 and you will not be entitled to any salary continuation payments for periods thereafter.
Lump Sum Payment: You will not be entitled to a lump sum payment in the amount of $300,000 within thirty (30) days of your Termination Date or otherwise and you hereby waive any right you may otherwise have to (or to retain) any such payment.
Additional Lump Sum Payment: You will not be entitled to an Additional Lump Sum Payment in the amount of $50,000 within thirty (30) days of your Termination Date or otherwise and you hereby waive any right you may otherwise have to (or to retain) any such payment.
Bonus Eligibility: You will not be entitled any bonus for calendar year 2025.
The payments described under the “Lump Sum Payment” and “Additional Lump Sum Payment” are collectively referred to for purposes of this Amendment as “Lump Sum Payments”.
4.Repayment Obligation: You acknowledge that the Company previously paid to you a lump sum in the amount of $190,575 (representing the aggregate full amount of the Lump Sum Payments, net of taxes). Because you have no right to, or to retain, the Lump Sum Payments, you hereby agree that, within ten (10) business days of the date of this Amendment, you will repay Yum the sum of $190,575. Such repayment will be made by wire transfer in accordance with instructions provided by Yum.
5.Limited Waiver of Restrictive Covenants. In consideration of your agreement with the terms of this Amendment and your compliance with the repayment obligations in Section 4 hereof, the Company agrees that the Separation Agreement is hereby amended by adding the following paragraph as the last paragraph of Section 16 of the Separation Agreement:
“Notwithstanding the foregoing, solely for purposes of the competitive activity provisions of the Restricted Covenants contained in your SAR Agreements, RSU Agreements, and PSU Agreements (collectively, the ‘Award Agreements’), and the enforcement of such competitive activity provisions by the Company, the term ‘Competitor Company’ shall not include Inspire Brands and its respective organizations, partnerships, ventures, sister companies, franchises, affiliates, franchise organizations, or an organization in which any of such entities have an interest (‘Inspire Brands’), commencing September 1, 2025. The Company agrees that it will not consider your performance of services, work, or consulting services for Inspire Brands from

September 1, 2025 to be a violation of the competitive activity prohibitions of the Restricted Covenants contained in the Award Agreements.”
Further, you hereby agree to the amendment of Section 16 of the Separation Agreement (and Sections 13 or 14 of the Award Agreements, as applicable) to provide that your non-solicitation obligations owed to Yum and Company will run through December 31, 2026; provided, however, that Section 13(c)(iv) and Section 14(c)(iv) of the Award Agreements, as applicable, are deleted in their entirety, and Section 16(i) of the Separation Agreement and Sections 13(c)(v) and 14(c)(v) of the Award Agreements, as applicable, are hereby amended to read:

“induce or attempt to induce any franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such franchisee, supplier, licensee, licensor or other business relation and Company; or”
6.No Known Claims. In consideration of your agreement with the terms of this Amendment and your compliance with the repayment obligations in Section 4 hereof, the Company represents and warrants that, after reasonable inquiry, it is not aware of any breach of the Separation Agreement or the Award Agreements or any claims or causes of action in law or in equity, which the Company may have against you.
7.No Other Changes: Except as otherwise specifically provided in this Amendment, the terms and conditions of the Separation Agreement shall continue in full force and effect with its terms. In addition and for the avoidance of doubt, all restrictive covenants provisions of the Award Agreements, including the confidentiality provisions, the non-solicitation provisions and the competitive activity (as amended) provisions, will remain in full force and effect in accordance with their terms except as specifically provided in Section 5 of this Amendment.

AGREED:		YUM! Brands, Inc.

/s/ Scott Catlett		By:	/s/ Erika Burkhardt
Scott Catlett			Erika Burkhardt
Chief Legal Officer & Corporate Secretary

Date:	7/5/2025		Date:	7/5/2025
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